Nestor, Inc.
400 Massasoit Avenue
Suite 200
East Providence, RI 02914
Ph: (401) 434-5522
Fax: (401) 434-5809
www.nestor.com


FOR IMMEDIATE RELEASE



CONTACT:   Nigel P. Hebborn, CFO
           (401) 434-5522 ext. 714 www.nestor.com



                      NESTOR COMPLETES $2 MILLION FINANCING
                      -------------------------------------


PROVIDENCE, RI - August 6, 2003 - Nestor, Inc. (OTCBB: NESO) is pleased to announce that it has successfully placed a $2 million fixed price Convertible
Note in a transaction with Laurus Family of Funds, a fund that specializes in providing financing solutions to emerging small and mid capitalization companies. With this financing, Nestor will continue to fulfill the existing order backlog of its patented CrossingGuard(R) traffic safety system.

William B. Danzell, President & CEO of Nestor, Inc. stated, "As the demand for our CrossingGuard system has accelerated, we realized a need for additional capital to fulfill the expanding order backlog. The Laurus Funds investment will allow us to continue with installations and to keep our growing list of municipal customers satisfied with timely deliveries of the CrossingGuard system."

At Thursday's closing, David Grin, Partner at Laurus, commented, "We are impressed by Nestor's management team and excited about providing financing to support Nestor in achieving its financial goals."

Nestor Traffic Systems has deployed the CrossingGuard System in the California municipalities of Costa Mesa, Cerritos, Fullerton, Pasadena, Long Beach, Rancho Cucamonga, Montclair and Fresno. Outside of California, municipalities in Virginia, Iowa, Tennessee and Kansas have utilized this traffic safety product.

"In the coming year, we expect that several new municipal customers will have CrossingGuard systems in their most dangerous intersections," stated Nigel Hebborn, President & CEO of Nestor Traffic Systems. He added, "To date, only 14 states have passed enabling legislation which allows municipalities to use cameras to enforce intersections. We expect many more states to allow its municipalities to protect its citizens from the dangers created by red light runners."

Nestor, Inc., through its wholly owned subsidiary, Nestor Traffic Systems, is an emerging leader in providing innovative, video-based solutions and services for traffic safety. Its products incorporate Nestor's patented image processing technology into intelligent, real-time solutions that promote traffic efficiency and intersection safety.

                                     -MORE-

Laurus Funds Transaction                                                 Page 2

Any statements in this press release about future expectations, plans and prospects for Nestor, including statements about new customers and other statements containing the words "expects," "will," and similar expressions, constitute forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including: market acceptance of our products, competition and other factors discussed in Exhibit 99.1 to our most recent annual report filed with the SEC. In addition, the forward-looking statements included in this press release represent our views as of August 6, 2003 and we specifically disclaim any obligation to update these forward-looking statements in the future. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to August 6, 2003. CrossingGuard is a registered trademark of Nestor, Inc.

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